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                                  Diamond Hill
                                  ------------
                                  Investments


FOR IMMEDIATE RELEASE:
                                             Investor Contact:
                                             James F. Laird
                                             Chief Financial Officer
                                             614-255-3353
                                             E-mail: (jlaird@diamond-hill.com)

                      DIAMOND HILL INVESTMENT GROUP, INC.
          REPORTS PROFIT FOR THIRD QUARTER ON STRONG INVESTMENT RETURNS

     Columbus, Ohio -- November 15, 2004, -- Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported unaudited results for the quarter ended September 30, 2004. Assets under management increased by 95% to $386 million compared to $198 million for the third quarter of 2003 while investment management fees increased 129% compared to 2003. Both assets under management and investment management fees were driven higher by strong investment returns in client portfolios. At September 30, 2004 all four Diamond Hill stock funds ranked in the top 10 in their respective invesetment category. Net income for the quarter was $152,663 or 9 cents per share, which compares with a net loss of $264,412 or 18 cents per share for the third quarter of 2003.

     Ric Dillon, president and chief investment officer stated, "We have continued to produce excellent investment returns for our clients, which is our primary business objective. In addition, our efforts to market our mutual funds and managed portfolios have resulted in $111 million in new client investments through the first nine months of the year.

				Three Months Ended	Nine Months Ended
				 9/30/04   9/30/03	9/30/04       9/30/03
Investment Management Revenue	$661,674   289,017	1,647,119     756,676
Operating Loss			$(55,054) (323,450)	 (477,381) (1,193,913)
Investment Gain			$207,717    59,038	  316,016     244,319
Net Income (Loss)		$152,663  (264,412)	 (161,365)   (949,594)
Earnings Per Share (diluted)	$   0.09     (0.18)	    (0.10)	(0.66)

About Diamond Hill:

     Diamond Hill provides investment management services to individuals and institutions seeking to preserve and build wealth. The firm currently manages mutual funds, seperate accounts and a private investment fund. For more information on Diamond Hill, visit www.diamond-hill.com.



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            375 North Front Street, Suite 300, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363